                                                                    Exhibit 99.2


                               H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                        Six months ended October 31, 2001


                                                                   Adjustments
                                                                     for the
                                                  Historical       Transaction        Pro Forma
                                                  ----------       -----------       -----------
                                                                  (in thousands)
Sales                                             $4,491,514       $ (876,391)(a)    $3,615,123
Cost of products sold                              2,866,619         (597,553)(b)     2,269,066
                                                  ----------       ----------        ----------
Gross profit                                       1,624,895         (278,838)        1,346,057
Selling, general, and administrative expenses        839,572         (137,363)(b)       702,209
                                                  ----------       ----------        ----------
Operating income                                     785,323         (141,475)          643,848
Interest income                                        9,627             (914)(c)         8,713
Interest expense                                     150,630          (30,838)(d)       119,792
Other expenses, net                                   11,743              484 (e)        12,227
                                                  ----------       ----------        ----------
Income before income taxes                           632,577         (112,035)          520,542
Provision for income taxes                           223,862          (37,395)(f)       186,467
                                                  ----------       ----------        ----------
Net income from continuing operations             $  408,715       $  (74,640)       $  334,075
                                                  ==========       ==========        ==========
Diluted income from continuing operations
  per share                                       $     1.16                         $     0.95
                                                  ==========                         ==========
Average common shares outstanding -- diluted         352,652                            352,652
                                                  ==========                         ==========
Basic income from continuing operations
  per share                                       $     1.17                         $     0.96
                                                  ==========                         ==========
Average common shares outstanding -- basic           349,516                            349,516
                                                  ==========                         ==========


NOTE: For the six months ended October 31, 2001 there were $16.2 million pretax
      ($0.04 earnings per share) of special items in the historical results of which $7.9 million pretax ($0.02 earnings per share) were related to SKF Foods and $8.3 million pretax ($0.02 earnings per share) to continuing operations. See Heinz's Quarterly report filed on Form 10-Q for the quarter ended October 30, 2002 for further details.

                               H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                       Six months ended October 31, 2001

(a) Represents the revenues of Heinz's U.S. tuna, U.S. and Canadian pet food and pet snacks, U.S. private label soup and private label gravy, College Inn broth and U.S. infant feeding businesses, all of which were transferred to SKF Foods as a result of the transaction.

(b) Represents costs directly attributable to the businesses described in (a) above that were transferred to SKF Foods as a result of the transaction.

(c) Represents the interest income directly attributable to the businesses that were transferred to SKF Foods as a result of the transaction.

(d) Represents the interest expense on approximately $1.1 billion of debt that was paid as a result of the transaction. Based on the outstanding floating rate debt, a variation interest rates of 1/8% would cause interest expense to fluctuate approximately $0.2 million annually.

(e) Represents other miscellaneous expenses directly attributable to those businesses that were transferred to SKF Foods as a result of the transaction.

(f) Represents the tax provision associated with the income taxes that were transferred to SKF Foods as a result of the transaction.